Exhibit 99.1

News Release

Brooke Credit Corporation Secures $150 Million in Off-Balance Sheet Financing

OVERLAND PARK, Kan., April 5, 2007 – Michael Lowry, president and chief executive officer of Brooke Credit Corporation, the finance subsidiary of Brooke Corporation (Nasdaq: BXXX), announced today that Brooke Credit has successfully closed a $150 million off-balance sheet credit facility from Fifth Third Bank. This financing replaces the previous $85 million on-balance sheet credit facility secured from Fifth Third.

The current interest rate associated with this new financing is approximately 5.82 percent, which adjusts daily to approximately 0.50 percent above the commercial paper rate which approximates 1-month LIBOR, which does not take into account the impact of upfront financing costs and ongoing servicing and facility related costs. The current weighted average coupon rate associated with loans funded through the facility at March 31, 2007, was approximately 11.92 percent, which adjusts to approximately 3.67 percent above the New York Prime Rate.

At closing, which occurred on March 30, 2007, approximately $106 million on the new facility was advanced of which approximately $84 million was used to retire the existing facility with Fifth Third and approximately $22 million was used to fund new loans originated by Brooke Credit. The un-advanced portion of approximately $44 million is expected to be used to fund new loans from Brooke Credit as they are originated.

The new financing is through Brooke Acceptance Company 2007-1 LLC, a wholly-owned subsidiary of Brooke Warehouse Funding, LLC (“Brooke Warehouse”), which is a subsidiary company of Brooke Credit that purchases loans originated by Brooke Credit. As a result of this financing, loans sold to and held by Brooke Warehouse and the financing provided by Fifth Third will not be consolidated on Brooke Credit’s balance sheet. At March 31, 2007, the impact on Brooke Credit’s balance sheet included a significant decrease in its loans held in inventory, a decrease in its short-term debt and an increase in its securities balances resulting from retained interest in loans sold to Brooke Warehouse. Furthermore, this transaction is expected to result in a significant increase in Brooke Credit’s gain on sale revenues during the first quarter.

Lowry stated, “I would like to offer a special thanks to the numerous professionals involved with this transaction, especially our securitization advisors from JMTP Capital, Inc. Additionally, a special thanks is extended to Fifth Third Bank for providing financing to Brooke Acceptance and its continued confidence in loans originated under Brooke Credit’s lending programs.”

About our company…Brooke Credit Corporation is a subsidiary of Brooke Corporation (Nasdaq: BXXX) that originates loans to insurance agencies and related businesses. Brooke Credit’s loan portfolio balances totaled approximately $497 million on Feb. 28, 2007. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

Contact… Anita Larson, Brooke Corporation, larsa@brookecorp.com or (913) 661-0123

E-mail Distribution…To receive electronic press alerts, visit the Brooke Corporation Media Room at http://brookecorp.mediaroom.com and subscribe to our e-mail alerts online through the “Get the News” link.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov.